Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 4, 2016 with respect to Red Rock Resorts, Inc. and Station Holdco LLC, included in Amendment No. 4 to the Registration Statement (Form S-1/A No. 333-207397) and related Prospectus of Red Rock Resorts, Inc. for the registration of              shares of its common stock.

/s/ Ernst & Young LLP

Las Vegas, Nevada
March 14, 2016